Exhibit No. 10.25

AMENDMENT No. 2
ASSET PURCHASE AGREEMENT

This Amendment No. 2 to Asset Purchase Agreement (this “Amendment”) dated as of the 20th day of November 2006 is made by and between Shearson Financial Network, Inc. (the “Buyer”), and EHOMECREDIT Corp. (the “Seller”).

BACKGROUND

1.    The Buyer and Seller have entered into that certain Asset Purchase Agreement, dated as of July 26, 2006 (the “Agreement”).

2.    The Buyer and Seller have agreed to a certain amendment of the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and the Seller, intending to be legally bound, hereby agree as follows:

1.    Consideration, (Section 2.2).

a)   The consideration for the Purchased Assets shall be amended from a total Purchase Price equal to Four Million Seven Hundred Thousand Dollars ($4,700.000.00) to a total sum of Three Million Dollars ($3,000,000.00). This consideration is represented in the form of the Buyer’s preferred stock. A certificate of designation of convertible preferred stock authorized by resolution of the Board of Directors providing for the issuance of Seven thousand Five Hundred (7,500) shares of convertible preferred stock shall be issued for the benefit of the Seller as the total purchase price.

b)   Form of Assignment and Assumption Agreement, (Exhibit B), shall change total assets minus liabilities to be $485,876 from $1,628,229, refer to attached Exhibit A, Purchased Assets and Liabilities.

c)   Allocation of Purchase Price, (Schedule 2.5), shall be amended as follows, for consideration of $3,000,000 in Buyer’s Preferred Stock; Buyer shall purchase from Seller, a total of $3,568,761 in assets and assume $3,082,885 in liabilities, or net assets and liabilities of $485,876, see attached Exhibit A to this amended Agreement.

2.     Continued Effectiveness of Note. Except as specifically amended herein, all other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

3.    Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Nevada without regard to the conflict of law principles thereof.

4.    Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements with the exception of the Asset Purchase Agreement, dated as of July 26, 2006 or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

5.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, admissible into evidence, and all of which together shall be deemed to be a single instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first written above.

SHEARSON FINANCIAL NETWORK, INC., A
NEVADA CORPORATION

Dated: November 20, 2006	By:	/s/ Michael A. Barron

	Name:	Michael A. Barron
	Title:	CEO

EHOME CREDIT CORP.

Dated: November 20, 2006	By:	/s/ Sam Barretta

	Name:	Sam Barretta
Title:

EHOME CREDIT CORP. Shareholder

Dated: November 20, 2006	By:	/s/ Sam Barretta

	Name:	Sam Barretta (SW Consulting Inc.)
	Title:	Stockholder

Exhibit A

Purchased Assets and Liabilities

Assets
Cash	$130,404
Mortgage loans held for sale	3,074,896
Prepaid and other current assets	152,193
Total current assets	3,360,493

Property and equipment, net	208,268

Total Assets	$3,568,761

Liabilities
Warehouse line of credit	$3,038,028
Escrows	44,857
Total current liabilities	3,082,885

Total Liabilities	$3,082,885

Assets - liabilities	$485,876